Exhibit 99.1

Dayton Superior Reports Extension of Debt Refinancing Commitment

DAYTON, Ohio--(BUSINESS WIRE)--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, today announced that it has extended its commitment from GE Commercial Finance for a debt refinancing to February 29, 2008. Dayton Superior expects to complete the refinancing prior to that date. The commitment is for a new $150 million revolving credit facility and a new $100 million term loan, for total new financing of $250 million.

The refinancing is currently estimated to reduce annual interest expense by $5 million to $6 million, or approximately $0.25 to $0.30 per share. The new "revolver," an Asset Based Lending facility currently expected to be issued at the rate of LIBOR plus 225 basis points, will replace the Company’s existing $130 million revolving credit facility. A portion of the revolving credit facility, as well as the new term loan, which is currently expected to be issued at LIBOR plus 375 basis points, will be used to retire the Company’s 10¾% Senior Second Secured Notes due in September 2008 at a redemption price of 102.813% of principal amount plus accrued interest.

Consummation of the new debt financing is subject to customary conditions, including an absence of material adverse changes in Dayton Superior's business and a requirement for minimum adjusted EBITDA, as defined.

The terms of the new debt remain unchanged and are contained in the Exhibits to the Company’s Form 10-Q for the third quarter of 2007.

Dayton Superior expects to explore refinancing alternatives with respect to its 13% Senior Subordinated Notes soon after completion of the refinancing of the 10¾% Senior Second Secured Notes.

About Dayton Superior Corporation

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. The Company's products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  depressed or fluctuating market conditions for our products and services;
  operating restrictions imposed by our existing debt;
  increased raw material costs and operating expenses;
  our ability to increase manufacturing efficiency, leverage our purchasing power and broaden our distribution network;
  the competitive nature of our industry in general, as well as our specific market areas;
  changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;
  satisfaction of the conditions for completion of our refinancing.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115